Exhibit (p)(38)

LaSalle Securities

Code of Ethics

Date of Updated Issue    May 2019

KEY TAKEAWAYS

1.

All Access Persons must disclose the transactions and holdings of all Reportable Securities within all brokerage accounts that they have a beneficial ownership. These disclosures are to be reported in the Schwab Compliance System.

2.

All Supervised Persons are restricted from purchasing securities issued by an issuer whose primary business is investments in real estate (for example, publicly-traded REITs, REOCs, or a narrow-based restricted security mutual fund), except shares of JLL.

3.	All Supervised Persons must obtain pre-approval for any transaction to invest in or redeem from a LaSalle Securities advised fund or to invest in an IPO.

4.	Access Persons are not allowed to serve as a director of another company that issues Restricted Securities.

5.	All LaSalle Securities and LaSalle HK Personnel must disclose and receive prior approval before participating in any outside business activity or private investments.

6.	Link to the Schwab Compliance System:
https://apps.joneslanglasalle.com/home/compliance11/ssologin.aspx?sId=NTMzNA

“CODE OF ETHICS”

I.	INTRODUCTION

The following policies and procedures (collectively, the “Procedures”) have been adopted by LaSalle Investment Management Securities, LLC (“LaSalle Securities”) and LaSalle Investment Management Securities Hong Kong (“LaSalle HK”). In addition, employees located in the Amsterdam office who are employed with LaSalle Investment Management Securities B.V. (“LaSalle B.V.”) are associated persons of LaSalle Securities and are subject to these Procedures. These Procedures are designed to foster compliance with the local regulations applicable to each of LaSalle Securities and LaSalle HK (collectively, “the Company”) to ensure that actions taken are in the best interests of the Company’s clients and to eliminate transactions suspected of being in conflict with the best interests of the Company’s clients, including with respect to securities trading by the Company “Access Persons”.

The Securities Trading Committee (the “Committee”) has the responsibility for interpreting these Procedures and for determining whether a violation of these Procedures has occurred. The Committee shall follow the procedures set forth in Section V of this Code; and, in the event it determines that a material violation has occurred, the Committee shall take such action as it deems appropriate. A listing of Committee members is set forth in Exhibit A. A senior officer of LaSalle HK will be asked to participate in a Committee meeting in the event an employee of that affiliate violates these Procedures.

Any questions regarding these Procedures should be referred to the Company’s Chief Compliance Officer (“CCO”). A list of frequently asked questions is provided in Exhibit F.

II.	DEFINITIONS

For purposes of these Procedures, the following terms shall have the meanings set forth below:

A.

“Access Person” is a defined term in the United States Investment Advisers Act of 1940, which is the reason for its adoption herein. Access Person means any director, officer, partner, employee or associated person (including LaSalle B.V. employees) of the Company who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made, or who, in connection with his or her duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and any of the following persons who obtain information concerning securities recommendations being made by such investment adviser prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the investment adviser, (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

For purposes of this policy, all persons employed by LaSalle Securities, LaSalle HK and LaSalle B.V. are deemed Access Persons. Employees associated with LaSalle Investment Management KK who assist in the day to day management of LaSalle Securities’ Japanese clients are also Access Persons only for purposes of these Procedures.

B.

“Personal Brokerage Account” means any brokerage account in which the Access Person has a direct or indirect Beneficial Ownership interest (e.g., brokerage accounts in the name of the Access Person, his or her spouse and minor children, adults living in his or her household and in the name of trusts for which the Access Person is a trustee or in which the Access Person has a Beneficial Ownership interest), including any retirement account or account associated with a company stock purchase plan capable of transacting in Reportable Securities (e.g., Individual Retirement Accounts, self-directed 401(k) plans) in which an Access Person may trade or custody a Reportable Security,

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even if the account currently holds only non-Reportable Securities. Managed accounts meeting the requirements issued by the SEC (see https://www.sec.gov/investment/im-guidance-2015-03.pdf) are required to be disclosed to the Compliance Department, but transactions in such managed accounts need not be reported for as long as the account meets the SEC requirements.

Personal Brokerage Account does not include (i) United States Internal Revenue Code (IRC) § 529 college savings plans or (ii) employer sponsored IRC § 401(k) retirement accounts that are structured to hold only open-end mutual funds registered under the United States Investment Company Act of 1940.

C.	“Advised Fund Shares” means shares in any fund for which the Company acts as an adviser or sub-adviser pursuant to a written advisory agreement.

D.	“Beneficial Ownership” means:

1.

the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or the power to vest ownership in oneself at once or at some future time.

2.

Generally a person will be regarded as having a direct or indirect beneficial ownership interest in securities held in the name of himself, his spouse, minor children who live with him, and any other relative (parents, adult children, brothers, sisters, etc.) whose investments he directs or controls, whether the person lives with him or not. Exhibit B to these Procedures provides a more complete description of beneficial ownership as well as examples of beneficial ownership.

E.

“Restricted Security” means any Reportable Security issued by an issuer whose primary business is investments in real estate. For purposes of clarity, Restricted Securities include issuers in LaSalle Securities’ investment universe, as well as mortgage REITs and “homebuilder” issuers.

F.

A “Reportable Security” means any note, stock, treasury stock, bond, debenture, shares of open-end or closed-end exchange-traded funds, shares of a closed-end investment company, shares of mutual funds not registered under the United States Investment Company Act of 1940, Advised Fund Shares, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, cryptocurrency other than Bitcoin or Ethereum, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

G.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of The Company. All the Company employees are deemed Supervised Persons for purposes of these Procedures.

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III.	PERSONAL TRADING RESTRICTIONS

Supervised Persons may purchase and sell Reportable Securities except as limited below:

A.	Personal Trading.

No Supervised Person may personally acquire a Beneficial Ownership in a Restricted Security.

The following securities may be purchased and sold without any restriction under this policy even if they are issued by, or represent indirect investments in securities of, issuers of Restricted Securities:

i.	Securities issued or guaranteed by the U.S. Government (or any other foreign government with the approval of the CCO);

ii.	Money market instruments, such as banker’s acceptances, certificates of deposit or repurchase agreements;

iii.	Exchange-traded funds, mutual funds and closed end funds;

iv.	Securities issued by Jones Lang LaSalle Incorporated (“JLL”) (note that JLL Global Policy No. 8 prohibits employees from engaging in option or hedging transactions on JLL stock);

v.	Options on a currency; or

vi.

Securities acquired upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights are acquired from such issuer, and sales of such rights so acquired.

B.	Transactions in Advised Fund Shares.

Supervised Persons (i) must pre-clear with the CCO, or his designee, any purchase or sale of any Advised Fund Shares, and (ii) may not purchase and sell, or sell and purchase, shares in any Advised Fund Shares within 60 calendar days; provided, however, that the CCO may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception.

C.	Purchase of New Issues during the Initial Public Offering or in a Limited Offering.

No Access Person may purchase or become the Beneficial Owner of (i) a new issue of securities (other than securities issued by investment companies or collective investment schemes) during the initial public offering thereof or (ii) securities that are issued in a private placement under the laws of the jurisdiction in which such security is purchased without the prior approval of the CCO or his designee.

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This Section C. shall not apply to limited offerings of funds sponsored or advised by LaSalle Investment Management, Inc. (“LaSalle”) or its affiliates. To the extent that the Company is engaged by an affiliate to perform sub-advisory responsibilities to a fund or a public non-traded REIT, Section B. shall apply, and employees of the Company will be required to seek prior approval for a transaction in the Advised Fund Shares.

D.	Narrow-based Restricted Security Index.

Approval of the CCO, or his designee, is required prior to a transaction in a Narrow-based Restricted Security Index, which is defined as any index or closed-end fund that has nine or fewer securities (1) one of which is a Restricted Security that comprises more than 30 percent of the fund weighting or (b) two of which are Restricted Securities that comprise more than 50 percent of the fund weighting.

IV.	OTHER CONDUCT REQUIREMENTS

A.	Boards of Directors

No Access Person shall serve as a director of another company which issues Restricted Securities. Notwithstanding the foregoing, if an Access Person is a director of a company which issues Restricted Securities as of the date these Procedures are adopted or is the director of a company which becomes the issuer of Restricted Securities after such Access Person has already become a director of such company, such Access Person may continue to serve as such director as long as such Access Person resigns as such director as soon as reasonably possible; provided, however, such Access Person shall not participate in any discussions within the Company regarding that company as long as such Access Person continues to serve as a director of that company.

B.	Compliance with Laws

In addition to the requirements set forth in this policy, all Supervised Persons shall comply with the securities laws applicable to the regions in which they operate.

V.	PERSONAL TRADING REPORTING AND DISCLOSURE

The Initial Holdings Report, Annual Holding Report and Quarterly Transactions Report (collectively, “Reports”) all require disclosure of the Access Person’s holdings in Reportable Securities. This means that holdings and transactions in any Reportable Security, regardless of where it is held (e.g. Personal Brokerage Account, employee stock purchase plan account, mutual fund complex), as well as Advised Fund Shares, require disclosure on a quarterly basis.

Restricted Securities may not be held or traded by Supervised Persons. Members of the Legal & Compliance Department review the Reports to ensure Restricted Securities are not held in employee Personal Brokerage Accounts. The Company employees are responsible for reviewing their personal investments and notifying the Legal & Compliance Department if they suspect a holding may be deemed a Restricted Security.

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The Compliance Department uses the Schwab Compliance System for automated transaction reporting and employees are expected to affirm their holdings and transactions as required through the system. If an Access Person is unable to link an account through the Schwab Compliance System, the Access Person will be asked to forward duplicate copies of the brokerage statements to a local compliance officer and/or upload the statements to the Schwab Compliance System when the periodic report is made, in addition to manually inputting their transactions and/or holdings into the system.

The forms set forth in Exhibit C and D are legacy forms that should generally no longer be used to affirm holdings and transactions but are being retained within this document as a visible example of the information that is required to be reported initially upon hire, and thereafter quarterly and annually.

A.	Initial Holdings Reports

Within 10 days of becoming an Access Person, each Access Person shall supply the CCO, or if applicable the regional compliance officer, with the following information:

i.	All Personal Brokerage Accounts; and

ii.

All Reportable Securities holdings, including the title, number of shares and principal amount of each Reportable Security as of the date the person became an Access Person and the date the report was submitted.

If not provided through the Schwab Compliance System, the required information can be provided in the form set forth in Exhibit C.

Each Access Person is required to update his or her list and to provide an updated list to the CCO at the time the Access Person opens any new Account.

For LIMS Hong Kong employees, each Supervised Person is required to write to his or her brokerage to direct duplicate copies of his/her monthly/quarterly/annual statements to the regional Compliance Officer. This is to facilitate the periodic monitoring of the employees’ personal trades as specified under the SFC code.

B.	Annual Holdings Reports

Within 30 days of each calendar year-end, each Access Person shall supply the CCO, or if applicable the regional compliance officer, with an Annual Holdings Report through the Schwab Compliance System identifying:

i.	All Personal Brokerage Accounts showing information as of the calendar year-end; and

ii.

All Reportable Securities holdings. Specifically, the report shall contain the title, number of shares and principal amount of each Reportable Security in which the access person had a direct or indirect beneficial ownership interest and the date the report was submitted.

C.	Quarterly Transaction Reports

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Each Access Person is required to furnish a Quarterly Transaction Report through the Schwab Compliance System to the CCO, or his designee, no later than 30 days after the end of each calendar quarter. The transaction report shall identify:

i.	All Personal Brokerage Accounts opened during the quarter; and

ii.

All Reportable Securities transactions executed during the quarter. Specifically, the report shall contain whether the transaction was a purchase or sale and the name of the Reportable Security, the date of the transaction, quantity, price, the name of the broker-dealer through which the transaction was effected and the date the report was submitted.

VI.	OUTSIDE BUSINESS ACTIVITIES

The Company believes the following personal business activities represent a potential conflict of interest that requires manager approval and Ethics Officer disclosure prior to engaging in the activity. These limitations do not apply to LaSalle employee co-investment activities alongside LaSalle clients in connection with an investment advisory agreement with LaSalle or its affiliate.

Having a personal interest in a transaction with any JLL subsidiary or a transaction in which a JLL subsidiary is involved on behalf of a client (including a client of the Company).

Having a substantial percentage ownership or other business interest in a competitor, supplier or client of a JLL entity (including a client of the Company) that gives you (in your individual capacity) a meaningful influence over such other entity.

Owning, making private investments in, or managing commercial or investment properties.

Participating in a venture in which a JLL entity client (including a client of the Company) has, or might have, an interest, or acquire an interest in property in which a JLL entity client (including a client of the Company) has, or might have, an interest.

Serving as an officer or a Board member of another company or an industry association, subcommittee or educational/best practices group.

Engaging in personal business activities that interfere with the employee’s day to day work obligations with the Company.

Subject to the circumstances described above, the Company has determined that the (i) ownership or leasing of an employee’s second residential home or (ii) participation on not-for- profit or elementary/secondary organizations and boards would generally not require manager approval.

Any request to conduct a personal business activity must be submitted to the Legal and Compliance Department for approval through the Compliance Disclosure System using the following link, and the request must include evidence of manager approval:

https://apps.joneslanglasalle.com/home/compliance11/ssologin.aspx?sId=NTMzNA

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Employees are required to seek manager and compliance approval for any material changes to the activities that were already disclosed and approved.

VII.	POLICY STATEMENT ON INSIDER TRADING

The Company seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, the Company has adopted a separate Policy on Insider Trading and Handling Material Non-Public Information. See Chapter 24 of the Compliance Manual for this policy, which among other things, forbids any Supervised Person from trading while in possession of MNPI without authorization from the Compliance Department, whether trading personally or on behalf of LaSalle Securities’ Clients.

VIII.	ADMINISTRATIVE PROCEDURES

A.	Distribution of these Procedures

The regional compliance officer shall maintain a list of those persons who are deemed Access Persons in the particular region and shall periodically remind the Access Persons that they are subject to the terms of these Procedures. Each Supervised Person shall be given a copy of these Procedures and from time to time they will be asked to affirm that he or she has read and understands these Procedures and agrees to be bound by them, as well as in the event of any material change to these Procedures. On an annual basis, the CCO shall send a notice to all Supervised Persons reminding them of their obligations to comply with these Procedures.

B.	Reporting of Violations of These Procedures

It shall be the responsibility of each Supervised Person to promptly report any violation of these procedures to the CCO.

C.	Record keeping Responsibilities

The CCO shall be responsible for maintaining custody of the following records in an easily accessible place for a period of five years:

A copy of each Code of Ethics for the organization that is currently in effect, or at any time within the past five years was in effect;

Documentation and/or information supplied to the CCO pursuant to the requirements of Article V of these Procedures;

A record of all persons, currently or within the past five years, who are or were deemed Access Persons;

A record of all persons, currently or within the past five years, who are or were responsible for reviewing the reports required under Article V of these Procedures;

A written record of each violation of these Procedures and a written record of any action taken as a result of each such violation;

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A record of any decision and the reasons supporting the decision, if any, to approve the acquisition by an Access Person of Securities under Article III. B of this Code; and

All Supervised Person’s statements referred to in Article IX.A. of these Procedures.

D.	Monitoring of Securities Transactions of Access Persons

The Reports and attached documentation supplied to the CCO pursuant to Section V of these Procedures shall be reviewed by the CCO or regional compliance officer in order to monitor compliance with these Procedures. The Reports and attached documentation supplied by the CCO shall be reviewed by the General Counsel. Any approvals required for transactions undertaken by the CCO shall be obtained from the General Counsel.

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EXHIBITS

Exhibit A – Securities Trading Committee

Exhibit B – Beneficial Ownership

Exhibit C – Holdings Report

Exhibit D – Quarterly Transaction Report / Access Persons Stock Transactions

Exhibit E – Code of Ethics Acknowledgment

Exhibit F - FAQ

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EXHIBIT A

SECURITIES TRADING COMMITTEE OF LASALLE INVESTMENT MANAGEMENT

SECURITIES, LLC

Meetings of the Committee may be called by the Chief Compliance Officer or any member of the Committee when such person believes that a possible material violation of these Procedures has occurred or that the Committee should meet for other purposes, such as to consider interpretations of or changes to these Procedures. A majority of the members of the Committee will constitute a quorum, provided, that the Chief Compliance Officer must be present in order to have a quorum. A majority of the members present at a meeting constitutes the vote required for any action taken by the Committee.

Members of the Committee are as follows:

LaSalle General Counsel (currently Gordon G. Repp)

LaSalle Securities Chief Compliance Officer (currently David Doherty)

LaSalle Securities Global Business Head (currently Lisa Kaufman)

Regional Senior Officer (if violation involves employee of the region)

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EXHIBIT B

BENEFICIAL OWNERSHIP

A.         General Description of Beneficial Ownership

As used in the Procedures, “beneficial ownership” will be interpreted in the same manner as it would be in determining whether a person is subject to Section 16 of the United States Securities Exchange Act of 1934, except that the determination of such ownership shall apply to all securities, including equity securities. For the purpose of that Act, “beneficial ownership” means:

•	the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

•	the power to vest such ownership in oneself at once, or at some future time.

Using the above general definition as broad guidelines, the ultimate determination of “beneficial ownership” will be made in light of the facts of the particular case. Key factors are the degree of the individual’s ability to exercise control over the security and the ability of the individual to benefit from the proceeds of the security. Employees are encouraged to seek the advice of the Chief Compliance Officer if they have any questions concerning whether or not they have beneficial ownership of any security.

B.         General Rules

1.         Securities Held by Family Members

As a general rule, a person is regarded as the beneficial owner of securities held in his or her name, as well as the name of his or her spouse or minor children. These relationships ordinarily confer to the holders benefits substantially equivalent to ownership. In addition, absent countervailing facts, it is expected that securities held by relatives who live with the reporting person, and any other relative (parents, adult children, brothers, sisters, etc.) whose investments the reporting person directs or controls, whether the person lives with them or not, will be reported as beneficially owned by such reporting person.

2.         Securities Held by a Corporation or Partnership

Generally, ownership of securities in a company (i.e., corporation, partnership, etc.) does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer. However, an owner of securities issued by a company will be deemed to have beneficial ownership in the securities holdings of the company where:

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•	the company is merely a medium through which one or several persons in a small group invest or trade in securities;
•	the owner owns 25% or more of the outstanding voting securities of, or a 25% or more equity interest in, the company; and
•	the company has no other substantial business.

In such cases, the person or persons who are in a position of control of the company are deemed to have a beneficial ownership interest in the securities of the company.

3.         Securities Held in Trust

Beneficial ownership of securities in a private trust includes:

•	the ownership of securities as a trustee where either the trustee or members of his “immediate family” have a vested interest in the income or corpus of the trust;

•	the ownership of a vested beneficial interest in a trust; and

•	the ownership of securities as a settlor of a trust in which the settlor has the ownership to revoke the trust without obtaining the consent of all beneficiaries.

As used in this section, the “immediate family” of a trustee means:

•	parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children, including stepchildren and descendants.

For the purpose of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

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EXHIBIT C

INITIAL AND ANNUAL PERSONAL SECURITIES HOLDINGS

THIS REPORT MUST BE SUBMITTED WITHIN 10 DAYS OF BECOMING AN ACCESS PERSON

AND THEREAFTER ON AN ANNUAL BASIS BY JANUARY 30.

In accordance with the Code of Ethics, please provide a list of all Accounts in which Securities are held for your direct or indirect benefit. Restricted Securities may not be held by Access Persons.

(1)	Name of Access Person:

(2)	If different than (1), name of the person in whose name the account is held:

(3)	Relationship of (2) to (1):

(4)	Broker, dealer or bank at which account is maintained:

(5)	Account Number:

(6)	Contact person at broker, dealer or bank and phone number:

(7)

For each Account, attach the most recent account statement listing all Securities in that Account. If you beneficially own Securities that are not listed in an attached account statement, list them below:

	Title and Type of Security	Exchange Ticker/CUSIP	# Shares Principal Amount

1.

2.

3.

4.

5.

(Attach separate sheet if necessary)

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Check if applicable: ☐ The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

☐	I do not own any Securities.

I certify that this form and the attached statements (if any) constitute all of the Securities which I beneficially own, including those held in accounts of my immediate family residing in my household.

Access Person Signature

Dated:
Print Name

REVIEWED:
(Date)	(Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required)

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EXHIBIT D

THIS REPORT MUST BE SUBMITTED WITHIN 30 DAYS OF QUARTER END

ACCESS PERSON TRANSACTION RECORD for
(Name)

FOR CALENDAR QUARTER ENDED
(Date)

I AM REPORTING BELOW ALL TRANSACTIONS REQUIRED TO BE REPORTED FOR THE QUARTER PURSUANT TO THE CODE OF ETHICS AND SECURITIES TRADING POLICY.

(Date)	(Access Person’s Signature)

I. TRANSACTION REPORTING

Check if applicable:	(a)	☐ I had no transactions to report during this period because: ☐ I had no transactions in Securities during the quarter; or ☐ I had no transactions that were required to reported during the quarter.
	(b)	☐ All transactions required to be reported are indicated below or have been provided to the Chief Compliance Officer through statements and, if applicable, are additionally indicated below.
	(c)	☐ The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the Security.

Transactions

Date	Security Title, Ticker/ CUSIP	Interest Rate	Maturity Date	# Shares	Principal Amount	Purchase/ Sale/ Other	Price	Broker/ Dealer/ Bank

(attach additional sheets if necessary)

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II.  ACCOUNT REPORTING

Securities Accounts Opened During Quarter

        Instruction: The following section must be completed by all Access Persons.

        ☐     I did not open any Account with any broker, dealer or bank during the quarter; or

        ☐     I opened an Account with a broker, dealer or bank during the quarter as indicated below.

Date Account Was Established	Broker, Dealer or Bank Name

REVIEWED:
(Date)	(Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required)

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EXHIBIT E

CODE OF ETHICS ACKNOWLEDGMENT

I have read the Code of Ethics of LaSalle Investment Management Securities, LLC and understand the requirements thereof and will comply with such requirements.

Dated:	Signature:

Please print your name here

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Exhibit F

Code of Ethics Frequently Asked Questions

1.

I would like to invest in a real estate security that is not in LaSalle Securities’ investment universe. Can I purchase shares in that security? No. The Code of Ethics prohibits holdings or trading of securities in any company whose primary business is investments in real estate. This category is greater in scope than LaSalle Securities’ investment universe and its broad scope is intended to ensure that employees do not hold any securities that LaSalle Securities may invest on behalf of clients at a future point in time.

2.

Can I invest in the public securities issued by “home builder” companies or mortgage REITs?    No. Stocks of residential builders and mortgage REITs are companies whose primary business is investments in real estate.

3.

Can I invest in the public securities issued by a company whose revenue is generated from infrastructure type assets like roads, bridges, railroads, energy networks and pipelines, waste and water management sites and power plants? Yes, assuming the company is not included in Global Expect, or any other record of our real estate universe, for any reason. Currently, such companies are not included in the real estate sector of widely used indexes and are not expected to be included in our real estate universe. However, if in the future such companies become part of the real estate universe, then the answer to this question will change.

4.	I only have a 401(k) retirement account. Do I need to report that account as a brokerage account in the Compliance Disclosure System? No. 401(k) retirement accounts are not required to be disclosed.

5.

Refer to #3. Do I need to report the U.S. mutual funds held in the 401(k) account?         No. Transactions in and holdings of U.S. mutual funds are not required to be reported. Furthermore, under the Code U.S. mutual funds are not required to be reported regardless of the type of brokerage or retirement account in which they are held.

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6.

I transferred my 401(k) retirement account to an Individual Retirement Account (IRA). Do I need to report both the IRA and the securities held in the IRA in the Compliance Disclosure System? The IRA must be reported as a brokerage account. If the IRA is linked to the Compliance Disclosure System so that the securities holdings in the IRA are reported automatically through the system, then all securities held in the IRA will be disclosed through the Compliance Disclosure System, even U.S. mutual funds.

7.	I do not hold any U.S. mutual funds, but I hold non-U.S. mutual funds. Do I need to report those? Yes. The Code of Ethics does not exempt non-U.S. mutual funds from disclosure.

8.	I have a roommate and we share rent expenses. Do I need to report my roommate’s brokerage account and securities? No.

9.

I am a homeowner and living with me in the home are my spouse, my 15-year old son and my mother-in-law (who lives rent-free). Each individual holds a brokerage account and within each brokerage account is 10 shares of IBM. Which accounts and holdings do I need to report? An Access Person is presumed to be a beneficial owner of securities that are held by such person’s immediate family members sharing the access person’s household. Therefore, you must report the brokerage accounts and their respective IBM holdings for you, your spouse, your child and your mother-in-law.

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